Exhibit 10.2

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement between Edge Petroleum Corporation, a Delaware Corporation (the “Company”), and John W. Elias (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the “Board”) has approved the Company entering into a severance agreement with Executive in order to encourage such executive’s continued service to the Company; and

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits; and

WHEREAS, Company and Executive desire to amend and restate the Amended and Restated Severance Agreement to establish documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.             Definitions

(a)     “Change in Duties “ shall mean the occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following conditions provided that the Executive has notified the Company of the existence of such condition within 90 days of its initial existence and the Company has not cured the condition within 30 days after such notice is provided (the “Correction Period”):

(i)         A significant reduction in the duties of Executive from those applicable to him immediately prior to the date on which a Change of Control occurs,

(ii)        A material reduction in Executive’s annual salary from that provided to him immediately prior to the date on which a Change of Control occurs;

(iii)       A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where he or she was principally employed immediately prior to the date on which a Change of Control occurs,

(iv)       A change encompassed by paragraph 2.3 (i) (C) of the Employment Agreement dated November 16, 1998 between Executive and the Company, as thereafter amended (the “Employment Agreement”).

(b)     “Change of Control” means the occurrence of either of the following events:

(i)         The Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;

(ii)        Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or

(iii)       The Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act.

(c)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)       “Compensation” shall mean the greater of:

(i)         Executive’s current annual salary plus his or her Targeted Bonus Opportunity immediately prior to the date on which a Change of Control occurs, or

(ii)        Executive’s current annual salary plus his or her Targeted Bonus Opportunity at the time of his or her Involuntary Termination.

(e)        “Elias Plan” shall mean the Edge Petroleum Corporation John Elias Stock Incentive Plan, as amended, or any successor thereto.

(f)        “Incentive Award” shall mean any grant or award of restricted stock, stock options      or other benefits or awards made to an Executive under the Incentive Award Plan or the Elias Plan.

(g)        “Incentive Award Plan” shall mean Edge Petroleum Corporation 1997 Incentive Plan, as amended, or any successor thereto.

(h)       “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)         does not result from a resignation by Executive (other than a resignation pursuant Clause (ii) of this paragraph (h) or a resignation at the request of the Company; or

(ii)        results from a resignation by Executive on or before the date which is thirty days after the expiration of the Correction Period associated with a Change in

Duties, provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling him to benefits under the Company’s long-term disability plan, or Retirement

(i)         “Retirement” shall mean Executive’s voluntary resignation on or after December 31, 2006 (other than a resignation within thirty days after the expiration of the Correction Period associated with a Change in Duties or a resignation at the request of the Company).

(j)         “Severance Amount” shall mean an amount equal to 2.99 times Executive’s Compensation.

(k)        Targeted Bonus Opportunity” shall mean the Executive’s current targeted bonus opportunity, if any, as approved by the Compensation Committee effective for the year with respect to which such targeted bonus opportunity, if any, is being determined or for the last year for which such an opportunity was so approved if one has not been approved for the current year, expressed as a dollar amount.

(l)         “Termination for Cause” shall mean termination of Executive’s employment by the Company (or its subsidiaries) by reason of Executive’s gross negligence, gross neglect or willful misconduct in the performance of his duties or Executive’s final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle.

(m)       “Welfare Benefit Coverages” shall mean the current medical, dental, life, insurance and accidental death and dismemberment coverages provided by the Company to its active employees.

2.           Services.  Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner.

3.           Severance Benefits.  If Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits in lieu of any other severance benefits provided under any other plan or agreement between the Company and Executive, with the exception of the life insurance coverage described in Paragraph 3(f) herein:

(a)        An amount equal to Executive’s Severance Amount to be paid in the following forms: (i) The portion of the Severance Amount attributable to Executive’s Target Bonus Opportunity shall be paid in the form of a cash lump sum, (ii) the portion of the Severance Amount attributable to Executive’s annual salary that is in excess of the “Salary Severance Amount” described in Section 7.1(i) of the Employment Agreement shall be paid in the form of a cash lump sum, (iii) the remaining portion of the Severance Amount attributable to Executive’s annual salary shall be paid in accordance with Section 7.7(i) of the Employment Agreement.

(b)        Effective as of the date of Involuntary Termination, Executive shall become fully vested in all outstanding Incentive Awards that had not previously vested or otherwise become exercisable as of such date due to restrictions or other provisions contained in the document granting such Incentive Award, such restrictions or other provisions in such document notwithstanding.

(c)        Executive shall be entitled to continue the Welfare Benefit Coverages for himself and, where applicable, his eligible dependents following his Involuntary Termination for up to thirty-six months, as long as Executive continues either to pay the premiums paid by active employees of the Company for such coverages or to pay the actual (nonsubsidized) cost of such coverages for which the Company does not subsidize for active employees.  Such benefit rights shall apply only to those Welfare Benefit Coverages which the Company has in effect from time to time for active employees, and the applicable payments shall adjust as premiums for active employees of the Company or actual costs, whichever is applicable, change.  Welfare Benefit Coverage(s) shall immediately end upon Executive’s obtainment of new employment and eligibility for similar Welfare Benefit coverage(s) (with Executive being obligated hereunder to promptly report such eligibility to the Company).  Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of Executive and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of the Employment Retirement Income Security Act of 1974, as amended.  All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulations §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or provided under this Paragraph 3(c) hereof during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(d)        Executive shall be entitled to receive reimbursement for out-placement services incurred before the end of the second calendar year following Executive’s Involuntary Termination in connection with obtaining new employment up to a maximum cost of $6,000, if Executive is seeking new employment.  Such reimbursement shall be paid within 90 days of the Company’s receipt of Executive’s request for reimbursement including any required documentation of expenses.

(e)        The severance benefits payable under this agreement shall be paid to the Executive on the fifth day after the last day of Executive’s employment with the

Company.  Any severance benefits paid pursuant to this paragraph will be deemed to be a severance payment and not compensation for the purposes of determining benefits under the Company’s qualified plans and shall be subject to any required tax withholding.

(f)          Notwithstanding the foregoing, in addition to the benefits described in this Paragraph 3, Executive shall be entitled to the life insurance coverage described in Section 3.5 of the Employment Agreement.

4.                Interest on Late Benefit Payments. If any payment provided for in Paragraph 3(a) or 3(b) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. or any successor thereto, at its principal office in Houston, Texas and shall change when and as such change in such prime or base rate shall be announced by such bank.

5.                Certain Additional Payments by the Company.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including an interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the payment.  The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten days of the receipt of such claim.  The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  The Gross-up Payment to Executive shall be made no earlier than the date of the Payment to which such Gross-up Payment relates and no later than December 31 of the year following the year during which Executive remits the related taxes.  If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all cost and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company.  If the Company fails to timely notify Executive whether it will contest such claim or the

Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

6.                General.

(a)        Term.  The effective date of this Agreement was January 1, 2004.  The initial term of this Agreement shall be the period beginning on said effective date and ending on the two-year anniversary of said effective date.  Within sixty days after the expiration of this Agreement and within sixty days after each successive two-year period of time thereafter that this Agreement is in effect, the Board shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement, and will notify Executive of such action before the end of said sixty-day time period mentioned above.  This Agreement shall remain in effect until so terminated and/or modified by the Board.  Failure of the Board at any time and from time to time to take any action within any of said sixty-day time periods shall be considered as an extension of this Agreement for an additional two-year period of time.  Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change of Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms.  If, within such two years after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for Board action (to either continue, extend, terminate or offer Executive a different agreement shall thereafter commence at the expiration of said two years after such Change of Control and on each two-year anniversary date thereafter.

(b)       Indemnification.  If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

(c)       Payment Obligations Absolute.  The Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3 (c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(d)       Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger, combination, asset sale or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Executive and his or her estate.  If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

(e)       Severability.  Any provision in this Agreement which is prohibited or un-enforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)        Non-Alienation.  Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(g)       Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he or she has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

(h)       Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.  Further, Executive agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Houston, Harris County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue.

(i)        Release.   Any benefit payable pursuant to Paragraph 3 herein is subject to Executive’s execution of a release, without subsequent revocation, within 60 days of Executive’s termination, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character (except claims arising under this Agreement), including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or, with the exception of rights provided in any other written agreement between the Company and Executive, the termination of such employment.

(j)        Full Settlement.  If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that executive might otherwise assert against the Company on account of this termination of employment, except such claims as may be asserted pursuant to any other agreement between the Company and Executive.

(k)       Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

(l)        Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Executive at will, subject to the terms of any other agreement between the Company (or its subsidiaries) and Executive, or (ii) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

(m)      Number and Gender.  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

(n)       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(o)       Headings.  The headings in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

(p)       Code Section 409A.  This Agreement is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and guidance, Employer shall, after consulting with Executive, reform such provision to comply with Code Section 409A, to the extent permitted under Code Section 409A; provided, however, that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then the payments and benefits under this Agreement that are subject to Code Section 409A shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Termination of employment or (ii) the date of Executive’s death (the “Delay Period”).  Payments subject to the Delay Period shall be paid to Executive without interest for such delay in payment.  Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Company and its employees, officers, directors, Affiliates and Subsidiaries shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its employees, officers, directors, Affiliates and Subsidiaries to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AMENDED AND RESTATED AGREEMENT EFFECTIVE ON THE 3rd DAY OF APRIL, 2008.

“Executive”

/s/ John W. Elias
John W. Elias

“Company”

Edge Petroleum Corporation

By:	/s/ David F. Work
Name:	David F. Work
Title:	Chairman, Compensation Committee of
Board of Directors